SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated February 18, 2016 between
ETF SERIES SOLUTIONS
and
APTUS CAPITAL ADVISORS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Aptus Drawdown Managed Equity ETF	0.79%
Opus Small Cap Value Fund	0.79%
Aptus Defined Risk ETF	0.69%
Aptus Collared Investment Opportunity ETF	0.79%
Aptus International Enhanced Yield ETF (f/k/a International Drawdown Managed Equity ETF)	0.39%*
McElhenny Sheffield Managed Risk ETF	0.84%
Aptus Enhanced Yield ETF	0.59%
Aptus Large Cap Enhanced Yield ETF	0.39%
Aptus January Buffer ETF	0.25%
Aptus April Buffer ETF	0.25%
Aptus July Buffer ETF	0.25%
Aptus October Buffer ETF	0.25%
Aptus Deferred Income Bond ETF	0.79%
Aptus Large Cap Upside ETF	0.79%
*effective May 1, 2023

[Signatures to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 9, 2025.

ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A
By: /s/ Noelle-Nadia A. Filali Name: Noelle-Nadia A. Filali Title: Assistant Secretary
APTUS CAPITAL ADVISORS, LLC By: /s/ Brett Wickman Name: Brett Wickman Title: Chief Compliance Officer